EXHIBIT 99.3

STOCK PERFORMANCE GRAPH

The following graph is a comparison of five-year cumulative total return on shares of the Company’s Common Stock. The comparison assumes $100 invested in each of the Nasdaq U.S. Index (Nasdaq US), the Nasdaq Telecommunications Index (Nasdaq Telecom) and the Company’s Common Stock, on December 31, 2000 and that all dividends were reinvested. The stock price performance shown below is not necessarily indicative of future price performance.

	2000	2001	2002	2003	2004	2005
Nasdaq U.S.	$100.00	$79.32	$54.84	$81.99	$89.22	$91.12
Nasdaq Telecom	$100.00	$66.54	$30.63	$50.94	$54.32	$51.61
D&E Communications, Inc.	$100.00	$82.55	$40.19	$72.53	$62.65	$45.75